INVESTIGATION AND REPORT

                                     ON

                     PHASE I ENVIRONMENTAL RISK AUDIT (ERA)

                             THE ARBOR OF MINDEN
                      A PROPOSED ASSISTED LIVING CENTER
                              GERMANTOWN ROAD
                             MINDEN, LOUISIANA





                                    FOR:

                         MRS.  JOANNE M. CALDWELL
                              507 TRENTON ST.
                          West Monroe, LA 71291
                              (318) 325-5462


                                    BY:

                           KARL M. WALLACE, P.E.
                          ENVIRONMENTAL ENGINEER
                             POINT PLACE ROAD
                             ROUTE 2 BOX 163B
                          DOWNSVILLE, LA 71234
                             (318)-396-2197



                             August 27, 1998

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                         KARL M. WALLACE, P.E.
                        ENVIRONMENTAL ENGINEER
                           ROUTE 2 BOX 163B
                         DOWNSVILLE, LA 71234
                           (318)-396-2197
                           August 27, 1998



Mrs. Joanne M. Caldwell
507 Trenton St.
West Monroe, LA 71291

Re:    Phase I Environmental Risk Audit (ERA)
       The Arbor of Minden
       Germantown Road
       Minden, LA

A.     SCOPE:

The scope of this Environmental Risk Audit (ERA) consists of a general site inspection, review of the site's history, review of Public Records, and contacts with people familiar with the site to determine if there is any environmental problem or liability. The site is located on the West side of Germantown Road, directly across the street from Harper School, and consists of a 9.72 acre Tract (See Exhibit A for legal description)..

B.     REFERENCES:

B.1 ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-97 and E 1528-96.

B.2    The following Federal Rules and Regulations:

       1. Solid Waste Disposal Act (SWDA) of 1976, as amended.

       2. U. S. Environmental Protection Agency (EPA) Implementing Regulations 40 CFR Parts 50, 51, 52 & 61(CAA),Parts 100-149 and Parts 240-265.

       3.Federal Water Pollution Control Act of 1972, as amended.

B.3    The following Louisiana Rules and Regulations:

       1. La. Administrative Code, Volumes 11 & 12, Air Quality.

       2. La. Administrative Code, Volume 13, Hazardous Waste.

       3. La. Administrative Code, Volume 14, Solid Waste, Underground Storage Tanks, Water Resources.

       4. La. Administrative Code, Volume 15, Nuclear Energy.

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C.     INVESTIGATION:

C.1 Mrs. Joanne Caldwell retained this firm to conduct a Phase I Environmental Risk Audit (ERA) of subject property before finalizing property development. At the date of this investigation, the site contained vegetation consisting of a few trees with grass cover. The grass appeared to be cut at some interval for hay.

C.2    Information relative to the ERA is as follows:

C.2.1 Location: The site investigated is more specifically described in the attached Plat. (See Attachment #1).

C.2.2 Visual Site Reconnaissance: A visual inspection was performed at the site on August 27, 1998.

C.2.3 Records Search: A records search was conducted on Public Records contained in the Clerk of Court and Tax Assessors Office in the Webster Parish Courthouse.

C.2.4 Review of Past and Present Land Use: A review was made of aerial photos owned by the Webster Parish Natural Resource Conservation Service Office, United States Department of Agriculture. Mr. Robert Austin, USDA, was interviewed for this report.

C.2.5 Soil Survey: A brief soil survey was conducted on the site to determine the suitability of this site to have supported extensive agriculture in it's history.

C.3 Adequate data was obtained to construct a current and historical review of the site.

D.     DISCUSSION:

D.1 General: The Environmental Risk Audit (ERA) is an investigation of the site to determine if contaminants are present.

D.1.1 Records Search: Detailed ownership history was studied from the public record including prior use and activities and descriptions of the property and adjacent pertinent property. Property descriptions and chain-of-title records were reviewed. The site has had minor agricultural use with records showing the Hinton Dairy a occupant.
       The sloping site was used primarily as a grazing pasture for dairy animals. Aerial photographs confirm this use of the site. Interviews with public employees confirm the same site usage.

D.1.2 Visual Inspection: Attention was given to readily apparent environmental indicators. Particular concerns were distressed vegetation, ground stains, trash, landfills, noxious odors, depressions, and evidence of any below grade tanks or other potential contaminant sources. None were evident. Contact was made and veification was given by Officials of the Louisiana Department of Environmental Quality that no enviromental hazards existed on the site.

D.1.3 Soil Suitability for Farming: The site contains a high sand content soil with more than 3 percent slopes. This soil has minor potential for cultivated crops and has many limitations for this use. It has average potential for most urban uses; average strength, and low shrink-swell potential. It is very likely that the site was used for minor farming. The likelihood of pesticide and herbicide residues is minor.

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                                   -3-



D.1.4 Check for Specific Contaminants: The specific contaminants of interest in this report were asbestos, lead-based paint, volatile organic compounds such as methyl ethyl ketone, semivolatile organic compounds such as o-Cresol, pesticides/herbicides/PCB's such as toxaphene, and metals/inorganic compounds such as mercury. No evidence appeared to require specific tests for these contaminants.

E. CONCLUSION: Based on this investigation, which was performed according to generally accepted standards in the profession, the site does not appear to have any detectable contaminants.

F. RECOMMENDATIONS: It is the recommendation of this report that after evaluation of all data, there is no need for further soil or groundwater studies or chemical analyses on soil and groundwater samples at this site. The ERA concludes there is no reasonable evidence to suggest existing or potential environmental impairment.

G.     LIABILITY:

G.1 This report is not a certification and in no way implies or envokes any warranty or guaranty.

G.2 In as much as the visual inspection of a site requires that certain assumptions be made regarding prior and existing conditions, and because some of these assumptions cannot be verified without expending great sums of additional money, or destroying otherwise adequate or serviceable portions of the site, the Engineer and his agents are not liable for claims, damages, losses, and expenses including attorney's fees arising out of or resulting from any subsequent discovery of contaminants not specifically discussed herein, acts of God, or any cause not attributable to Professional Design negligence.

                               END OF REPORT





/S/KARL M WALLACE
KARL M. WALLACE, P.E.
Consulting Engineer
enclos.

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                                 EXHIBIT A

Perimeter Description of 9.72 Acre Tract
A 9.72 acre more or less,tract of land situated in Section 14. Township 19 North. Range 9 West: Minden, Webster Parish, Louisiana being more particularly described as follows:
Begin at a point on the West right-of-way of Germantown Road 347.85 feet
West and 1063.61 feet South of the Northeast corner of the Southweset Quarter of the Northwest Quarter, said Section 14, for the point of beginning:thence run South 31 degrees 18 minutes West along the West right-of-way of Germantown
Road 721.02 feet;thence run North 86 degrees 00 minutes West 393.09 feet;
thence North 4 degrees 00 minutes East 124.64 feet; thence run North 86 degrees 00 minutes West 146 feet; thence run North 475.16 feet to the center line of L.P.& L. right-of-way; thence run South 88 degrees 40 minutes East along said center line 903.74 feet to the point of beginning. Containing
9.72 acres, more or less.

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              [TOPICGRAHICAL MAP INDICATING PROPERTY SITE]

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